UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 10, 2008

Glowpoint, Inc.
(Exact name of registrant as specified in its Charter)

Delaware	0-25940	77-0312442
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

225 Long Avenue Hillside, NJ	07205
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(312) 235-3888

Not Applicable
(Former name or former address, if changed since last report)

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On March 10, 2008, Glowpoint, Inc. (the “Company”) awarded the following bonuses to management for 2007 performance, which consisted of a combination of restricted stock and cash equal to the following values: $84,000 to Michael Brandofino, the Company’s President and Chief Executive Officer, and $63,000 to each of Joseph Laezza, the Company’s Chief Operating Officer, Edwin F. Heinen, the Company’s Chief Financial Officer, and David W. Robinson, the Company's General Counsel. The restricted stock component of the 2007 bonus was one hundred thousand (100,000) shares of the Company’s common stock to Mr. Brandofino and seventy-five thousand (75,000) shares of the Company’s common stock to each of Messrs. Laezza, Heinen, and Robinson. All shares of restricted stock vested immediately. The difference between the value of the restricted stock on the date of grant and the value of 2007 bonus will be paid in cash, which is intended to defray the income tax liability associated with the restricted stock grants.

The table set forth below includes the foregoing bonus information and reflects the new total compensation figure for our named executive officers with respect to the two years ended December 31, 2007. Certain columnar information required by Item 402(c)(2) of Regulation S-K has been omitted for categories where there has been no compensation awarded to, or paid to, the named executive officers during or with respect to the two years ended December 31, 2007. For further details regarding any of the following disclosure, please see “Executive Compensation” in the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on January 11, 2008.

Name and Principal Position	Year	Salary	Bonus		Stock Awards	Option Awards	All Other Compensation	Total
Michael Brandofino President and Chief Executive Officer	2007	$276,058	$84,000(*	)	$77,500	$73,471	$9,608	$520,637
	2006	267,500	27,500		-	26,969	10,279	332,248
Edwin F. Heinen Chief Financial Officer	2007	200,769	63,000(*	)	79,222	54,543	8,695	406,229
	2006	167,212	37,500		-	71,157	5,056	280,925
Joseph Laezza Chief Operating Officer	2007	242,976	63,000(*	)	61,971	92,812	7,563	468,322
	2006	228,608	23,320		35,384	34,459	3,900	325,671
David W. Robinson Executive Vice President, General Counsel	2007	248,861	63,000(*	)	66,000	27,864	8,205	413,930
	2006	158,769	16,080		41,000	9,882	2,140	227,871

(*) The reported bonus consists of a combination of restricted stock and cash. In the case of Mr. Brandofino, the dollar value of the 100,000 shares of restricted stock awarded was $55,000 and the balance of the bonus (which is $29,000) was paid in cash. In the case of Messrs. Laezza, Heinen, and Robinson, the dollar value of the 75,000 shares of restricted stock awarded was $41,250 and the balance of the bonus (which is $21,750) was paid in cash.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOWPOINT, INC.

By:	/s/ Michael Brandofino
Michael Brandofino Chief Executive Officer and President

Date: March 14, 2008